Exhibit 10.6

May 28, 2019

Lisa Decker

942 Baileyana Road

Hillsborough, CA 94010

Re:        Employment Terms

Dear Lisa:

Atreca, Inc. (“Atreca” or the “Company”) is pleased to offer you the exempt position of Chief Business Officer on the following terms.

You will be responsible for the duties typical of your position and as assigned by your supervisor, and you will report to John Orwin, President & Chief Executive Officer on the following terms.  You will work at 500 Saginaw Drive, Redwood City, CA 94063.  Of course, Atreca may change your position, duties, and work location from time to time in its discretion.

Your salary will be paid at the rate of $32,500.00 per month (which is equivalent to a salary rate of $390,000.00 per year), less payroll deductions and withholdings.  You will be paid semi-monthly and you will be eligible for the standard Company benefits (provided that you meet the eligibility requirements of the plans and policies). Atreca may change compensation and benefits from time to time in its discretion.

In addition to base salary, you will be eligible to earn an annual bonus of up to 35% of your base salary based on criteria that include, but are not limited to, the achievement of corporate and personal goals.  In addition to achievement of corporate and personal goals, in order to be eligible to receive any bonus compensation, employees must receive a satisfactory or better overall rating on their performance evaluation for the bonus year, and must be employed in good standing (e.g. not subject to verbal counseling, any written warning, or a performance improvement plan) as of the date that the bonuses are paid.  The annual bonus is payable at the discretion of the Company, and the Company will determine whether and to what extent the applicable corporate and personal goals and other bonus criteria have been achieved, and the amount of any earned bonus.

You will receive a one time sign-on bonus of $225,000.00 with $125,000.00 payable within your first thirty days of employment and $100,000 payable within 30 days after your first year anniversary, less applicable taxes. Should you voluntarily leave Atreca within twelve (12) months of employment, the bonus must be repaid in full within sixty (60) days of your final day of work.

Subject to approval by the Company’s Board of Directors (the “Board”), under the Atreca 2010 Equity Incentive Plan (as amended as of the date of grant, the “Plan”), the Company shall grant you an option to purchase 1,219,837 shares (the “Option”) of the Company’s Common Stock.  If approved by the Board, the Option will have an exercise price per share equal to the fair market value per share of Atreca’s Common Stock as determined by the Board as of the date of grant.  The Option will be subject to the terms and conditions of the Plan and the Company’s standard forms of option grant notice, stock option agreement

Lisa Decker

May 28, 2019

and notice of exercise.  Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first.

As an Atreca employee, you will be expected to abide by Company rules and policies.  As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Atreca proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your employment relationship with Atreca is at-will.  You may terminate your employment with Atreca at any time and for any reason whatsoever simply by notifying Atreca.  Likewise, Atreca may terminate your employment at any time, with or without cause or advance notice.   Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Atreca.

This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with Atreca.  It supersedes any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by the Chief Executive Officer of Atreca.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement (if you have not already executed it), and return them to me by Friday, May 31, 2019 if you wish to accept employment at Atreca under the terms described above.  If you accept our offer, your start date will be on or before June 17, 2019.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ John Orwin

John Orwin

President & CEO

Lisa Decker

May 28, 2019

Accepted:

/s/ Lisa Decker
Lisa Decker

May 30, 2019
Date

Attachment:  Employee Confidential Information and Inventions Assignment Agreement